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                                                                    EXHIBIT 21.1


               SUBSIDIARIES OF STERLING CHEMICALS HOLDINGS, INC.


Owns 100% of:

Sterling Chemicals, Inc., a Delaware corporation

     Owns 100% of:

     Sterling Chemicals International, Inc., a Delaware corporation

     Sterling Chemicals Energy, Inc., a Delaware corporation

     Sterling Chemicals Marketing, Inc., a Virgin Islands corporation

     Sterling Canada, Inc., a Delaware corporation

              Owns 100% of:

              Sterling Pulp Chemicals U.S., Inc., a Delaware corporation

              Sterling NRO, Ltd., an Ontario corporation

              Sterling Pulp Chemicals, Ltd., an Ontario corporation

                       Owns 99% of:

                       Sterling Pulp Industrial, L.L.C., a Delaware limited liability company (1)


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(1)    The remaining 1% is owned by Sterling Canada, Inc.